                                                                     EXHIBIT 2.1

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE COMMISSION. ASTERISKS (*) IDENTIFY WHERE SUCH CONFIDENTIAL INFORMATION HAS BEEN OMITTED. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

================================================================================

                                MERGER AGREEMENT

                                  by and among

                           ASSET ALLIANCE CORPORATION

                    ASSET ALLIANCE BRICOLEUR MERGER CO. INC.

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

                        BRICOLEUR CAPITAL MANAGEMENT LLC

                                JOHN I. BLOOMBERG

                                 ROBERT M. POOLE

                                DANIEL P. WIMSATT

                                 STEVEN A. BRASE

                                       and

                              RICHARD J. HORNBUCKLE

                         Dated as of: February 20, 1998

================================================================================
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                                TABLE OF CONTENTS

                                                                         Page

                                   ARTICLE I.
                                   DEFINITIONS

      Section 1.1. Definitions............................................1

                                   ARTICLE II.
              THE MERGER; CLOSING, EFFECTIVE TIME; RELATED MATTERS

      Section 2.1.  The Merger............................................8
      Section 2.2.  The Closing...........................................8
      Section 2.3.  The Effective Time....................................8
      Section 2.4.  Further Actions.......................................8
      Section 2.5.  Certificate of Incorporation..........................9
      Section 2.6.  By-laws...............................................9
      Section 2.7.  Officers and Directors................................9
      Section 2.8.  Merger Consideration; Conversion of Shares............9

                                  ARTICLE III.
                              RELATED TRANSACTIONS

      Section 3.1.  Qualification of LLC.................................13
      Section 3.2.  Employment Agreements; Noncompetition Agreements.....13
      Section 3.3.  Transfer of Assets to LLC............................13
      Section 3.4.  LLC Agreement........................................13

                                   ARTICLE IV.
                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

      Section 4.1.  Organization and Related Matters.....................14
      Section 4.2.  Authority; No Violation; Consents....................15
      Section 4.3.  Assets Under Management..............................16
      Section 4.4.  Financial Statements.................................16
      Section 4.5.  Compliance with Applicable Law.......................17
      Section 4.6.  Books and Records....................................18
      Section 4.7.  Ineligible Persons...................................18
      Section 4.8.  Company Assets.......................................18
      Section 4.9.  Company Contracts....................................19

      Section 4.10.  Technology and Intellectual Property................19
      Section 4.11.  Legal Proceedings...................................19
      Section 4.12.  Taxes and Tax Returns...............................20
      Section 4.13.  Insurance...........................................21
      Section 4.14.  Labor and Employment Matters........................21
      Section 4.15.  Benefit Plan Obligations............................22
      Section 4.16.  No Broker...........................................23
      Section 4.17.  Absence of Changes..................................23
      Section 4.18.  The Shareholders....................................23
      Section 4.19.  Additional Representations Regarding Pooled
                       Products .........................................24

                                   ARTICLE V.
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE PARENT

      Section 5.1.  Organization.........................................25
      Section 5.2.  Authority............................................26
      Section 5.3.  No Actions, Suits or Proceedings.....................26
      Section 5.4.  Financial Statements.................................27
      Section 5.5.  Capitalization; Merger Consideration.................27
      Section 5.6.  Compliance with Applicable Law.......................28
      Section 5.7.  Eligibility..........................................28
      Section 5.8.  Financial Ability....................................29
      Section 5.9.  No Broker............................................29
      Section 5.10. Newco................................................29

                                   ARTICLE VI.
                                    COVENANTS

      Section 6.1.  Conduct of Business..................................29
      Section 6.2.  Advisory Contract Consents and Approvals and Other
                      Actions ...........................................30
      Section 6.3.  Confidentiality and Announcements....................31
      Section 6.4.  Expenses.............................................31
      Section 6.5.  Release of the Company...............................31
      Section 6.6.  Covenants of the Parent..............................32
      Section 6.7.  Access; Certain Communications.......................32
      Section 6.8.  Regulatory Matters; Third Party Consents.............32
      Section 6.9.  Insurance............................................32
      Section 6.10. Notification of Certain Matters......................33
      Section 6.11. No Solicitation......................................33
      Section 6.12. Registration Rights; Lockup Agreements...............33
      Section 6.13. Cooperation as to Tax Matters........................34
      Section 6.14. Tax Treatment........................................34


                                    ii
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                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

      Section 7.1.  Conditions to the Parent's and Newco's Obligations...34
      Section 7.2.  Conditions to the Company's and the Shareholders'
                      Obligations .......................................36
      Section 7.3.  Mutual Condition.....................................37

                                  ARTICLE VIII.
                                 INDEMNIFICATION

      Section 8.1.  Obligations of the Shareholders......................37
      Section 8.2.  Obligations of the Parent............................38
      Section 8.3.  Procedure............................................38
      Section 8.4.  Notice of Non-Third Party Claims.....................40
      Section 8.5.  Survival of Indemnity................................40
      Section 8.6.  Adjustments to Indemnification Obligations...........40
      Section 8.7.  Limitation on Indemnification........................40
      Section 8.8.  Purchase Price Adjustment............................41
      Section 8.9.  Exclusive Remedy.....................................41

                                   ARTICLE IX.
                                   TAX MATTERS

      Section 9.1.  Tax Cooperation......................................42
      Section 9.2.  Tax Returns..........................................42
      Section 9.3.  Liability for Taxes..................................42
      Section 9.4.  Procedures Related to Tax Claims.....................43
      Section 9.5.  Survival of Tax Claims and Section 4.12
                      Representation ....................................44
      Section 9.6.  Exclusive Remedy.....................................44
      Section 9.7.  Payments for Indemnification under Article IX........44

                                   ARTICLE X.
                              TERMINATION/SURVIVAL

      Section 10.1.  Termination.........................................44
      Section 10.2.  Effect of Termination...............................45
      Section 10.3.  Survival of Representations and Warranties..........45

                                   ARTICLE XI.
                                  MISCELLANEOUS

      Section 11.1.  Disputes............................................46

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      Section 11.2.  Amendments; Extension; Waiver.......................46
      Section 11.3.  Entire Agreement....................................46
      Section 11.4.  Specific Performance; Injunctive Relief.............47
      Section 11.5.  Interpretation......................................47
      Section 11.6.  Severability........................................47
      Section 11.7.  Notices.............................................47
      Section 11.8.  Binding Effect; Persons Benefitting; No Assignment..49
      Section 11.9.  Counterparts........................................49
      Section 11.10. Governing Law.......................................49
      Section 11.11. Jurisdiction........................................49

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

                                MERGER AGREEMENT

            MERGER AGREEMENT, dated as of February 20, 1998 (this "Agreement"), by and among Asset Alliance Corporation, a Delaware corporation (the "Parent"), Asset Alliance Bricoleur Merger Co. Inc., a Delaware corporation ("Newco"), Bricoleur Capital Management Co. LLC, a Delaware limited liability company ("LLC"), Bricoleur Capital Management, Inc., a Utah corporation (the "Company"), and John I. Bloomberg, Steven A. Brase, Richard J. Hornbuckle, Robert M. Poole and Daniel P. Wimsatt, (the "Shareholders").

                                    RECITALS:

            WHEREAS, the Shareholders own all of the capital stock of the Company and Parent owns all of the capital stock of Newco;

            WHEREAS, the Parent and Newco, on the one hand, and the Shareholders and the Company, on the other hand, wish to have the Company merge with Newco on the terms and conditions and for the consideration described in this Agreement;

            WHEREAS, for federal income tax purposes, it is intended that the merger qualify as a reorganization within the meaning of section 368(a) of the Code and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of section 368 of the Code;

            NOW, THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

            Section 1.1. Definitions. (a) For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section
1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

            "Advisers Act" means the Investment Advisers Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

            "Affiliate" means any corporation, partnership, entity or other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

            "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Company, any Pooled Product, or any of their respective properties, assets, officers, directors, employees or agents.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the city of New York are generally closed for regular banking business.

            "Closing" means the completion of the transactions contemplated by Sections 2.1, 3.3 and 3.4 of this Agreement and the effectiveness of the Agreements contemplated in Section 3.2 of this Agreement.

            "Closing Date" means the date of the Closing.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company Assets" means all assets of the Company as of the date hereof or as of the Effective Time, as applicable, including, but not limited to, the Company Contracts, Furniture, Fixtures and Equipment, Intellectual Property, Leased Properties, Real Property, Records, Software and any other material assets of the Company.

            "Company Contract" means any written investment advisory agreement to which the Company is a party and any lease, license or other agreement relating to the use by the Company of any Furniture, Fixtures and Equipment, Intellectual Property, Software and Technology Systems, and all rights and interests of the Company arising thereunder or in connection therewith.

            "Effective Time" means the time of the filing of the Certificate of Merger by the Department of State of the State of Delaware or at such later time which the parties to this Agreement have theretofore agreed upon and designated in such filing as the effective time of the Merger.

            "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

            "Environmental Law" means all applicable foreign, federal and state laws, rules, regulations, common law, ordinances, decrees, orders, contracts and other binding obligations relating to pollution (including the treatment, storage and disposal of wastes and the cleanup of releases and threatened releases of materials), the preservation of the environment or the exposure to materials in the environment or workplace.

            "Equity Securities" means capital stock or other equity interests of any Person or any securities convertible into or exchangeable for capital stock or other equity interests or any other rights, warrants or options to acquire any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment that are located in the ordinary course at any Operating Site.

            "GAAP" means, with respect to the Company, generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed, applied on a consistent basis.

            "Governmental Authority" means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization of which any party hereto is a member.

            "Immediate Family" means, with respect to any individual, such individual's spouse, parents and children (and estates, trusts, partnerships and other entities and legal relationships of which a substantial majority in interest of the beneficiaries, members, owners, investors or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual).

            "Indemnifiable Claim" means any Loss for which a Person is entitled to indemnification under this Agreement.

            "Indemnified Party" means a Person entitled to the benefits of indemnification hereunder.

            "Indemnifying Party" means a Person obligated to provide indemnification hereunder.

            "Independent Accounting Firm" means any accounting firm of recognized national standing, except for any such firm that serves as the independent public accountants of any of the parties or any of their respective Affiliates; provided, however, that if there exists no accounting firm that meets the qualifications set forth above in this definition, then the term "Independent Accounting Firm" shall mean any accounting firm designated as such by the Parent and the Company.

            "Intellectual Property" means all domestic and foreign letters patent, patents, software, know-how, trade names, common law and other trademarks, service marks, copyright registrations and applications and state or federal common law usages, and all registrations or applications for registration of any of the foregoing.

            "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

            "IRS" means the Internal Revenue Service.

            "Lease" means any of the real estate leases or subleases, or a sublease of the Company with respect to any Operating Site.

            "Leased Properties" means all leasehold interests of the Company in real property.

            "Loss" means any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses), damages, obligations to third parties, expenditures, proceedings, judgments, awards or demands that are imposed upon or otherwise incurred or suffered by the relevant Person.

            "Manager" means Asset Alliance Management Corp., a Delaware corporation.

            "Membership Interest" means the limited liability company interest of a member of the LLC at any particular time, including any and all rights and benefits to which such member is entitled under the LLC Agreement and the Delaware Limited Liability Company Act, together with the obligations of such member under the LLC Agreement and such Act.

            "Operating Sites" means all offices at which the Company conducts business.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Permitted Encumbrances" means all Encumbrances which are:

            (1) Encumbrances set forth on Schedule 1.1(b);

            (2) Taxes or assessments that are not yet due and payable;

            (3) matters which would be shown on an accurate survey and any other defect or exception which would be disclosed by a search of title, which in each case does not materially impair the use, operation, value or marketability of the Company Asset to which it relates;

            (4) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable; or

            (5) other liens or imperfections on Company Assets which individually or in the aggregate do not exceed $25,000 and do not materially detract from the value of or materially impair the existing use of the Company Assets affected by such liens or imperfections.

            "Person" means any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

            "Pooled Products" means each vehicle for collective investment (in whatever form of organization, including in the form of a corporation, company, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing) with respect to which the Company (in the case of representations in Article IV) or an affiliate of the Parent (in the case of representations in Article V) acts as the sponsor, general partner, managing member, investment manager, investment adviser or in a similar capacity but shall not include Aventine International Fund Limited ("Aventine").

            "Real Property" means all real property, appurtenances thereto, fixtures and improvements, rights in connection therewith, or any interest therein, including, without limitation, leasehold estates, of the Company.

            "Records" means all records and original documents in the Company's possession which pertain to or are utilized by the Company to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Company including: (1) all such records maintained on electronic or magnetic media, or in the electronic data base system of the Company, and (2) all such records and original documents respecting the Company Contracts as necessary to comply with any Applicable Law, including any and all records kept in accordance with, or documents filed pursuant to, any Securities Laws.

            "Related Agreements" means each of the Employment Agreements and Noncompetition Agreements, the Transfer Agreement, the LLC Agreement, the Debentures and the Options.

            "SEC" means the Securities and Exchange Commission.

            "SEC Documents" means all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the Securities Laws.

            "Securities Laws" means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act; the Advisers Act; the published rules and regulations of the SEC promulgated thereunder; and the securities or "blue sky" laws of any state or territory of the United States.

            "Software" means all computer programs, software, firmware and related documentation used in the operation of the Technology Systems.

            "Subsidiary" means, when used with respect to any Person which is not a natural person, any corporation, association or other business entity a majority of the voting or similar power of which is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "Taxes" mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

            "Tax Return" means any return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes.

            "Treasury Regulations" means the regulations promulgated under the Code.

            "Value Per Share" means (1) if the Parent Common Stock is not listed on a national securities exchange or in the National Market portion of the National Association of Securities Dealers' Automated Quotation System ("publicly traded") on the date of determination, $7.50 (subject to adjustment in accordance with Section 2.8(j)) in the case of Section 2.8(b) or Section 2.8(c) and such amount as shall be determined to be the fair value thereof by a valuation expert chosen by the Shareholders and the Parent in the case of Section 2.8(d) and (2) if the Parent Common Stock is publicly traded on the date of determination, the average closing price per share of Parent Common Stock for the ten trading days immediately preceding such date of determination (or, if no trades were reported for a particular day or the Parent Common Stock is traded in a market for which closing prices are not reported, the average of the most recent bid and ask price per share of Company Common Stock).

            (b) The following terms shall have the meaning specified in the indicated section of this Agreement:

          Term                       Section
          ----                       -------
Agreement......................    Recitals
Company........................    Recitals
Company Balance Sheet..........    Section 4.4
Company Financial Statements...    Section 4.4
Confidentiality Agreement......    Section 6.3(a)
Debentures.....................    Section 2.8(a)
Effective Time.................    Section 2.3
Employment Agreement...........    Section 3.2
ERISA Affiliate................    Section 4.15(a)
First Benchmark................    Section 2.8(b)
LLC............................    Opening Paragraph
LLC Agreement..................    Section 3.4
Material Adverse Effect........    Section 4.1
Merger.........................    Section 2.1
Merger Consideration...........    Section 2.8(a)
Newco..........................    Opening Paragraph
Noncompetition Agreement.......    Section 3.2
Non-Third Party Claim..........    Section 8.4
Options........................    Section 2.8(d)
Parent.........................    Opening Paragraph
Parent Balance Sheet...........    Section 5.4
Parent Common Stock............    Section 2.8(a)
Parent Financial Statements....    Section 5.4
Parent Material Adverse Effect.    Section 5.1
Permits........................    Section 4.5
Plans..........................    Section 4.15(a)
Release........................    Section 6.5
Shares.........................    Section 2.8(a)
Shareholders...................    Opening Paragraph
Subsequent Benchmark...........    Section 2.8(d)
Tax Claim......................    Section 9.3(a)
Technology Systems.............    Section 4.10
Third Party Claim..............    Section 8.3(a)
Transfer Agreement.............    Section 3.3


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                                   ARTICLE II.

              THE MERGER; CLOSING, EFFECTIVE TIME; RELATED MATTERS

            Section 2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time the Company shall be merged with and into Newco and the separate corporate existence of the Company shall thereupon cease (the "Merger"). Newco shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Newco with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "GCL").

            Section 2.2. The Closing. The Closing shall take place (i) at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California, at 10:00 a.m., Los Angeles time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance herewith or (ii) at such other time and place and/or on such other date as the Company and Parent may agree.

            Section 2.3. The Effective Time. If all the conditions to the merger set forth in Article VII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article X, the parties hereto shall cause a certificate of merger meeting with the requirements of Section 251 of the GCL and articles of merger stating the information required by ss.16-10a-1107 of the Revised Business Corporation Act of Utah to be properly executed and filed in accordance with such laws on the Closing Date. The Merger shall become effective at the Effective Time.

            Section 2.4. Further Actions. If at any time after the Effective Time, Newco shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Newco its right, title or interest in, to or under any of the rights, properties or assets of either of the corporations party to the Merger acquired or to be acquired by Newco as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of Newco shall be authorized to execute and deliver, in the name and on behalf of each of the corporations party to the Merger or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each corporation party to the merger or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Newco or otherwise to carry out this Agreement.

            Section 2.5. Certificate of Incorporation. The Certificate of Incorporation of Newco in effect immediately prior to the Effective Time shall remain the Certificate of Incorporation of Newco as the surviving corporation except that the name of the surviving corporation shall be changed to "Asset Alliance Bricoleur Holding Corp.", until duly amended in accordance with the terms and the GCL.

            Section 2.6. By-laws. The By-laws of Newco in effect immediately prior to the Effective Time shall be the By-laws of Newco as the surviving corporation, until duly amended in accordance with their terms and the GCL.

            Section 2.7. Officers and Directors. The directors and officers of Newco immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of Newco as the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation's Certificate of Incorporation and By-laws.

            Section 2.8. Merger Consideration; Conversion of Shares. The manner of converting shares of the Company and Newco in the Merger shall be as follows:

            (a) At the Effective Time, each Shareholder shall surrender to Newco the certificates representing all of his shares of the Common Stock, par value $1.00 per share (the "Shares"), of the Company, duly endorsed in blank, and upon such surrenders all of the Shares issued and outstanding immediately prior to the Effective Time shall, be converted into, and Newco shall deliver to the Shareholders pro rata in accordance with their interests in the Shares immediately prior to the Effective Time, 2,880,000 shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock"), $17,550,000 in cash and $5,850,000 in principal amount of convertible subordinated debentures (the "Debentures") of the Parent in the form annexed hereto as Exhibit 2.8(a) hereto and (subject to the Merger Consideration Adjustment described in Section 2.8(b) below) the right to receive such Shareholder's pro rata portion of the contingent share payment, the contingent option payment and the special cash payment described in Sections 2.8(c), 2.8(d) and 2.8(e) below, each to the extent provided therein, all without interest (collectively, the "Merger Consideration"); provided, however, that (i) ****[The remainder of this subsection (approximately half a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (c) If the aggregate amount of the revenues of the LLC to which Newco is entitled pursuant to Section 3.3 of the LLC Agreement for the period from the Closing Date through December 31, 1999 is greater than the First Benchmark, the Parent will deliver to the Shareholders, pro rata in accordance with their interests in the Shares immediately prior to the Effective Time, that number of shares of Parent Common Stock equal to the quotient obtained by dividing the amount by which such entitlement to revenues is greater than the First Benchmark by the Value Per Share on December 31, 1999 or $7.50 (as adjusted) per share, at the option of Parent; provided, however, that in no event shall the Parent be obligated to deliver to the Shareholders (i) shares of Parent Common Stock having an aggregate value (taken at such Value Per Share) in excess of $5 million or
      (ii) in excess of 666,666 shares (taken at such Value Per Share) of Parent Common Stock, whichever occurs first.

            (d) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (e) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (f) At the Effective Time, each Share, if any, held in the treasury of the Company or by the Parent or its Subsidiaries prior to the Effective Time shall be cancelled.

            (g) After the Effective Time there will be no transfers on the stock transfer books of the Company or Newco of the Shares which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco, they shall be cancelled without further consideration.

            (h) Upon the effectiveness of the Merger, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares shall thereafter cease to have any rights with respect to such shares, except the right of holders (other than the Parent and its Subsidiaries) to receive, without interest, the Merger

Consideration, upon the surrender of such Certificate in accordance with Section 2.8(a).

            (i) At the Effective Time, each share of Common Stock of Newco issued and outstanding immediately prior to the Effective Time shall remain outstanding.

            (j) If between the date hereof and the date on which the Parent is obligated to deliver or repurchase, or any Shareholder is obligated to return, any shares of Parent Common Stock or Options, the shares of Parent Common Stock are subdivided or combined or a dividend is paid in such shares in respect of such shares, the number and maximum number of such shares subject to such obligation, or the amount of cash due on any such repurchase, shall be proportionally adjusted to reflect such occurrence.

            (k) Each certificate representing shares of Parent Common Stock, each Debenture, each Option and each evidence of Membership Interests in the LLC shall bear a suitable legend regarding restrictions on transfer under Applicable Law and the LLC Agreement as applicable. In addition, certificates representing 666,666 shares of Parent Common Stock (i.e., the maximum number of shares subject to Section 2.8(b)) shall bear appropriate legends prohibiting transfer of any interest therein without the prior written consent of the Parent prior to the 30th day after the obligations of the Shareholders under Section 2.8(b) are finally determined.

            (l) The determinations required by Section 2.8(b), (c) and (d) above shall be made by the parties as promptly as practicable, and in any event within 45 days, after the applicable measurement date.

            (m) Parent intends to issue shares of Parent Common Stock to the public pursuant to a "firm underwriting" public offering registered with the Securities and Exchange Commission prior to the third anniversary of the Closing Date. In the event Parent fails to complete such an offering prior to such third anniversary, each Shareholder shall have the right, at any time during the 90 day period after such third anniversary on not less than 30 days notice, to require Parent to purchase, and the Parent shall be obligated to complete such repurchase, for cash at $7.50 per share of Parent Common Stock (subject to adjustment as provided by Section 2.8(j)) any or all of the shares of Parent Common Stock received by such Shareholder as Merger Consideration and owned by such Shareholder at that time.

                                  ARTICLE III.

                              RELATED TRANSACTIONS

            Section 3.1. Qualification of LLC. As promptly as practicable after the date hereof, at the joint expense of the Parent and the Company, the Parent will make all appropriate regulatory and other filings necessary for the LLC to continue the business of the Company after the Merger. Each of Parent and the Company will accrue its portion of such expenses as of a point in time prior to the Closing.

            Section 3.2. Employment Agreements; Noncompetition Agreements. Contemporaneously herewith each of the Shareholders other than John Bloomberg is executing and delivering to the LLC and Newco an Employment Agreement (each, an "Employment Agreement") in substantially the form annexed hereto as Exhibit 3.2(a) and John Bloomberg is executing and delivering to the LLC and Newco a Noncompetition Agreement (a "Noncompetition Agreement") in substantially the form annexed hereto as Exhibit 3.2(b).

            Section 3.3. Transfer of Assets to LLC. Immediately after the Effective Time, (a) Newco shall take such steps as are necessary under the terms of the limited partnership agreement of each of the Pooled Products which is a partnership to cause the LLC to be admitted as a general partner, (b) Newco shall transfer to LLC substantially all of its business and assets in exchange for all of the membership interests in the LLC and the assumption by LLC of all of the liabilities of Newco received by Newco from the Company in the Merger other than any items for which any Shareholder has paid or is obligated to pay to Parent or Newco any amount under Article VIII or IX of this Agreement, or would be obligated to pay Parent or Newco under either such article but for the limitations in Section 8.7, 9.3(a)(ii) or 10.3 hereof and (c) Newco shall resign as general partner of each such partnership; provided, however, that such assets shall include general partner interests and other investments in the Pooled Products only in an amount equal to the lesser of $750,000 or the amount of such general partner interests at the date of such transfer and shall not include any portion of the Company's investment in Aventine.

            Section 3.4. LLC Agreement. Immediately after the Closing, the LLC shall commence operations in accordance with the LLC Agreement (the "LLC Agreement") in substantially the form annexed hereto as Exhibit 3.4.


                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

            Except as set forth in writing in a Schedule by reference to the appropriate section, subsection or clause hereof and delivered to the Parent prior to the date hereof, each Shareholder represents and warrants to the Parent as follows:

            Section 4.1. Organization and Related Matters. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Utah. Each Pooled Product has been duly organized as a corporation, general partnership, limited partnership or group trust, as the case may be, and is validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization. The Company and each Pooled Product has the corporate or other requisite power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company or any of the Pooled Products individually or taken as a whole, or on the ability of any of the parties to complete the transactions contemplated hereby (a "Material Adverse Effect"). The charter and by-laws or comparable organizational documents and any amendments thereto of the Company and each Pooled Product, complete and correct copies of which as currently in effect have heretofore been delivered or made available to the Parent, have been filed with or notified to any applicable Governmental Authority in accordance with all Applicable Law. Other than the Shares, all of which are duly and validly authorized, issued, outstanding, fully paid, nonassessable and owned of record and beneficially by the Shareholders, the Company has no outstanding securities, is not subject to any obligation, contingent or otherwise, to issue any securities to any Person and is not subject to any preemptive or similar rights in favor of any Person in the event of the issuance of any securities by the Company. None of the Shares has been issued in violation of any Applicable Law. The Company does not have any Subsidiaries and does not own any Equity Securities other than Equity Securities issued by the Pooled Products or any other securities other than short-term high quality money market securities.

            Section 4.2. Authority; No Violation; Consents.

            (a) The Company and such Shareholder has full power, right and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Agreement to which the Company or such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of the Company and each of the Shareholders, including their duly executed irrevocable written consent to the Merger annexed hereto as
Exhibit 4.2(a), and no other proceedings on the part of the Company or the Shareholders are necessary to approve this Agreement or any Related Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and such Shareholder. Assuming the due authorization, execution and delivery of this Agreement by the Parent and Newco and of each Related Agreement by the other parties thereto, this Agreement (and upon execution and delivery thereof each Related Agreement) constitutes the legal, valid and binding obligation of the Company and such Shareholder, enforceable against each of them in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution, delivery and performance of this Agreement or any Related Agreement by the Company or such Shareholder nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Encumbrance upon any of the Company Assets or the Shares under any of the terms, conditions or provisions of (x) the organizational documents of the Company or any of the Pooled Products, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, such Shareholder or any of the Pooled Products is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Applicable Law.

            (c) No material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or any Related Agreement.

            (d) Such Shareholder is acquiring its portion of the Merger Consideration constituting securities for such Shareholder's own account and such Shareholder has no intention of selling, granting any participation in or otherwise distributing any of the Merger Consideration constituting securities other than to Canterbury Advisors, Inc.

            Section 4.3. Assets Under Management. The aggregate amount of assets under management by the Company, and the name of the client and amount of assets under management by the Company for each client (investors in the Pooled Products in their capacity as such not being clients for this purpose) for which the Company manages more than $5 million, as of June 30, 1997, July 1, 1997, December 31, 1997 and January 1, 1998 are accurately set forth in Annex 4.3 hereto, together with a brief summary of the fee or profit allocation arrangements in effect with respect to each such client. There are no agreements or understandings pursuant to which the Company has capped, waived or reimbursed or will under any circumstances cap, waive or reimburse any or all fees, profit allocations or charges payable by or allocable from any of such clients or any investors in any such client.

            Section 4.4. Financial Statements. (a) The Shareholders have previously delivered to the Parent copies of the audited balance sheets of the Company as of December 31 for the fiscal years 1994, 1995 and 1996, and the related unaudited statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994, 1995 and 1996, inclusive, together with the related notes thereto, in each case accompanied by the audit report of Peterson & Company, independent public accountants with respect to the Company, and have delivered or will prior to the Closing deliver to the Parent the unaudited balance sheet of the Company as of December 31, 1997, together with related notes thereto (the "Company Balance Sheet") and the related unaudited statements of income for the fiscal year then ended (collectively, the statements referred to in clauses (i)-(ii) above being referred to as the "Company Financial Statements"). The audited balance sheets of the Company referred to in the previous sentence (including the related notes) fairly present the financial position of the Company as of the dates thereof, and the other Company Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the results of the operations, cash flows and changes in stockholders' equity of the Company for the respective fiscal periods therein set forth; and each of such statements of the Company (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved.

            (b) Except for (i) liabilities or items set forth in Annex 4.4, (ii) liabilities that are fully reflected in the Company Financial Statements or fully reserved against on the Company Balance Sheet, (iii) liabilities that were incurred in the Ordinary Course of Business on or prior to the date of the Company Balance Sheet which are not required by GAAP to be reflected in the Company Financial Statements or which were fully reserved against on the Company Balance Sheet, (iv) liabilities incurred since the date of the Company Balance Sheet, none of which, individually or in the aggregate, are material to the business or operations of the Company, (v) liabilities the incurrence of which is expressly permitted by this Agreement or authorized by the Parent in writing, and (vi) nonmonetary obligations arising under the terms of any agreement other than obligations arising as a result of a breach thereof or default thereunder, the Company does not have any liabilities, whether absolute, accrued, contingent or otherwise and whether known or unknown or due or to become due.

            Section 4.5. Compliance with Applicable Law. (a) Except for instances of failure that would not have a Material Adverse Effect, the Company, each Pooled Product and each employee of the Company holds, and has at all pertinent times held, all licenses, franchises, permits, qualifications and authorizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of the Company and each such Pooled Product and the conduct of the respective businesses of the Company and each such Pooled Product under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to the Company, any Pooled Product or any of their respective assets, properties or operations, and neither the Company nor any Shareholder knows of any violations of any of the above or has received notice asserting any such violation. To the Shareholders' knowledge, all such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

            (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company, no Governmental Authority has initiated any pending proceeding or, to the knowledge of such Shareholder, any pending investigation into the business or operations of the Company or any of their officers, directors or employees. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examination of the Company or any Pooled Product.

            (c) The Company has at all times rendered investment advisory services to investment advisory clients, including Pooled Products, with whom the Company is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, the organizational documents of such investment advisory clients made available to the Company, prospectuses, board of director or trustee directives and Applicable Law.

            (d) Except for such instances of failure to make filings or payments which, either individually or in the aggregate, would not have a Material Adverse Effect, the Company and each Pooled Product have timely filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Authority, in a form which was accurate and have paid all fees and assessments due and payable in connection therewith.

            (e) As of their respective dates, the SEC Documents of the Company complied in all material respects with the requirements of the Securities Laws applicable to such SEC Documents. The Company has previously delivered or made available to the Parent a complete copy of each SEC Document filed by the Company since December 31, 1994 and prior to the date hereof (including a composite Form ADV for the Company, as in effect on the date hereof) and will deliver to the Parent at the same time as the filing thereof a complete copy of each SEC Document filed after the date hereof and prior to the Closing Date with respect to the Company.

            Section 4.6. Books and Records. The Company and each Pooled Product have at all times since formation maintained Records which accurately reflect all their transactions in reasonable detail, and have at all times maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are (i) executed in accordance with its management's general or specific authorization, as applicable, and (ii) recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, including performance results, in accordance with applicable regulatory requirements, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements, including the Advisers Act and the Investment Company Act.

            Section 4.7. Ineligible Persons. None of the Company or any "affiliated person" (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. None of the Company or any "associated person" (as defined in the Advisers Act or the Exchange Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or broker-dealer or as an associated person to a registered investment adviser. None of the Company or any "affiliated person" (as defined in the Investment Company Act) thereof is subject to a "statutory disqualification" pursuant to Section 3(a)(39) of the Exchange Act.

            Section 4.8. Company Assets. The Company has good and marketable title to all material Company Assets and good and insurable leasehold interests in the Leased Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Annex 4.8 contains a true and complete list of all Operating Sites. The Company does not own any Real Property.

            Section 4.9. Company Contracts. Annex 4.9 lists under separate headings, and the Company has made available to Parent copies of: (a) each Company Contract that is not cancellable without penalty by the Company upon 90 days or less notice or that involves the receipt or payment by the Company in any of the two prior fiscal years (or is reasonably likely to involve the receipt of payment by the Company in the current or any future fiscal year) of an amount in excess of $50,000, (b) each Company Contract with one or more of the Shareholders or members of their immediate families or entities in which any of them have greater than a 5% equity interest, and (c) each other Company Contract material to the Company's business, governance, operations or financial condition, true, correct and complete copies of each of which, including all amendments and supplements thereto, have previously been made available to the Parent. The Company has made available to the Parent copies of all sales, marketing and account solicitation agreements and material marketing arrangements of the Company. The Company has duly performed all its material obligations under each other Company Contract, in each case, to the extent that such obligations have accrued; no breach or default, alleged breach or default, or event which constitutes or would (with the passage of time, notice or both) constitute a breach or default thereunder, or would permit termination or acceleration thereof by any party thereto, has occurred, or, as a result of this Agreement or the performance by the Company of any of its covenants or obligations hereunder, will occur, and to such Shareholder's knowledge, each Company Contract is valid and binding on the Company and on all of the other parties thereto, is in full force and effect and is enforceable in accordance with its terms.

            Section 4.10. Technology and Intellectual Property. The electronic data processing, information, communications, telecommunications and computer systems, databases, Software and Intellectual Property which are used by the Company in its business (collectively, the "Technology Systems") are adequate for their intended use and for the operation of the Operating Sites as currently operated and the Company owns or has the right to use all components of the Technology Systems. There has not been any material malfunction with respect to any of the Technology Systems which has had or could have a Material Adverse Effect.

            Section 4.11. Legal Proceedings. Neither the Company nor any Pooled Product is a party to any, and there are no pending or, to such Shareholder's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company, any Pooled Product or any of their respective properties, assets, directors, officers or employees which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect, or that challenges any of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any Pooled Product or any of their respective properties, assets, officers or employees which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

            Section 4.12. Taxes and Tax Returns.

                  (a) The Company has timely filed all Tax Returns required by Applicable Law to be filed by them on or before the date hereof, taking into account any extensions of the time within which to file such returns. All such Tax Returns are true, complete and correct in all material respects.

                  (b) All Taxes attributable to the Company that are or were due and payable (without regard to whether such Taxes have been assessed) have been paid. The Company has made adequate provisions on its books and records in accordance with prior accounting practices, consistently applied, for the payment of all Taxes reasonably expected to be due and payable with respect to the current and any prior tax periods.

                  (c) The Company has complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes by the Company (including, without limitation withholding of Taxes pursuant to Code sections 1441 and 1442 or similar provisions under any state or foreign law) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under all Applicable Laws.

                  (d) Neither the Company nor any predecessor company has executed or filed with the IRS or any other Taxing Authority any agreement or other document extending, or having the effect of extending, the period for the assessment or collection of any Taxes.

                  (e) There are no Encumbrances for Taxes upon any of the Company Assets other than Encumbrances for Taxes not yet due or payable.

                  (f) No power of attorney has been granted by the Company with respect to any matter relating to Taxes which is currently in force.

                  (g) The Company is not a party to or bound by any agreement providing for the allocation or sharing or indemnification of any Taxes.

                  (h) There are no claims, audits, suits, proceedings, or investigations now pending against or with respect to the Company with respect to any Taxes.

                  (i) Neither the Company nor any predecessor has been a member of an affiliated group filing a consolidated, combined, or unitary Tax Return.

                  (j) The Company does not and will not have any liability for the Taxes of any other Person (including, but not limited to, by reason of Code section 1502 and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or foreign law)), or as a transferee or successor, or otherwise.

                  (k) The Company has not filed and will not file a consent pursuant to Code section 341(f) or agreed to have Code section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code section 341(f)(4)).

                  (l) The Company is not a party to any agreements, contracts, or arrangements that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code section 280G. The consummation of the transactions contemplated hereby will not cause any payments to be made by the Company to become subject to the limitations imposed under Code section 280G.

                  (m) The Company is not a personal holding company within the meaning of Code section 542.

            Section 4.13. Insurance. The Company maintains with reputable insurers insurance and indemnity bonds providing coverage for the Company against all risks normally insured or bonded against by companies in similar lines of business.

            Section 4.14. Labor and Employment Matters. (a) (1) The Company has not engaged in any unfair labor practice which could reasonably be expected to result in any material liability to the Company; (2) there is no labor strike, dispute, slowdown or stoppage pending or threatened against the Company; (3) no union is currently certified or recognized, there is no union representation question, no employee representative body or bodies and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. ss. 151 et seq.) exists or, to the Shareholders' knowledge, is threatened with respect to the operations of the Company; (4) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to such Shareholder's knowledge, no claims therefor exist or are threatened with respect to the operations of the Company; (5) the Company is not delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and (6) in the event of termination of the employment of any employee of the Company, neither the Company or the LLC nor the Parent or any of its Affiliates will be liable to any such employee under any agreement in effect at the Closing for so-called "severance pay," incentive pay, liquidated damages or any other payments or benefits, including, without limitation, post-employment health care, pension or insurance benefits.

                  (b) The Company has not had any claim made against it by any Person before any Governmental Authority in respect of employment with the Company or discrimination or harassment on account of sex, race or other characteristic protected by law and there are no pending or to such Shareholder's knowledge, threatened proceedings in relation thereto.

            Section 4.15. Benefit Plan Obligations. (a) Annex 4.15(a) contains a true and complete list of each commission, bonus, deferred compensation, incentive compensation, stock purchase, stock option, share scheme, equity-based award, severance, redundancy or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe, other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement (a "Plan") as of the date hereof sponsored, maintained, or contributed to or required to be contributed to by the Company or any ERISA Affiliate (as defined below) for the benefit of any employee or terminated employee of the Company, or any ERISA Affiliate. No proposal has been announced to establish any other program for providing such benefits. For purposes of this Agreement, "ERISA Affiliate" means any entity or Person that together with the Company would be deemed a "single employer" within the meaning of section 4001 of ERISA or would be considered as being "members" of a controlled group of corporations within the meaning of section 414 of the Code with the Company. Each Plan may be modified or terminated by the Company, or the applicable ERISA Affiliate, without liability to the Company, or its ERISA Affiliates, subject only to claims filed or occurred prior to such modification or termination. True and correct copies of each written agreement, declaration of trust or other document pursuant to which a Plan was formed or the Company's obligations under a Plan have been established, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof (including, without limitation, all trust or other funding agreements and the most recent financial statements thereof, insurance contracts, administration contracts, and investment management agreements), summary plan descriptions, the two most recent annual reports (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report and the most recent report prepared in connection with any Plan in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions, and the most recent determination letter received form the IRS with respect to each Plan intended to qualify under Section 401 of the Code have been made available to the Parent.

                  (b) Neither the Company nor any ERISA Affiliate (i) has ever maintained any Plan which has been subject to Title IV of ERISA or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of Subtitle B of title I of ERISA) or has ever agreed to provide such post-termination benefits.

                  (c) No Plan is a "multi-employer pension plan," as defined in section 3(37) of ERISA.

                  (d) Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

                  (e) There is no matter pending (other than routine qualification determination filings, copies of which have been furnished to the Parent, or will be promptly furnished to the Parent when made) with respect to any of the Plans before the IRS or Department of Labor. There are no pending, or, to the knowledge of the Shareholders, threatened or anticipated actions, suits, or claims by or on behalf of any Plan, by any employee or beneficiary covered thereunder, or otherwise involving any such Plan (other than routine claims for benefits).

            Section 4.16. No Broker. The Shareholders will be responsible for all fees and costs due to Jeffrey Silver or any of his Affiliates. No other broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Company or any of the Shareholders in connection with this Agreement or the transactions contemplated hereby.

            Section 4.17. Absence of Changes. Since December 31, 1997, except as contemplated by this Agreement, neither the Company nor any Pooled Product, has taken any action or suffered to exist any condition which, had it been taken or suffered after the date hereof, would have been prohibited by or in violation of
Section 6.1 hereof.

            Section 4.18. The Shareholders. Neither such Shareholder nor any member of the Immediate Family of such Shareholder (a) is a competitor of, or a party to any transaction or contract or arrangement with, the Company, (b) serves as an officer, director, employee, consultant, partner, member or similar capacity of any competitor of the Company or any Person which has a contract or agreement with the Company or (c) owns directly or indirectly (other than in or through beneficial ownership of less than 5% of the outstanding securities of a publicly traded company) any interests in any competitor or any Person that has a material contract or agreement with the Company.

            Section 4.19. Additional Representations Regarding Pooled Products.

                  (a) True, correct and complete copies of any offering documents, subscription agreements, administrative services distribution and solicitation agreements and custody agreements pertaining to each of the Pooled Products have been made available to the Parent. Such offering materials did not, at any time such materials were made available to investors or prospective investors, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading,

                  (b) True, correct and complete copies of the audited financial statements, prepared in accordance with GAAP, of each of the Pooled Products for the fiscal years from inception or 1994, whichever is later, through 1996 have been made available to the Parent. Each of such financial statements is consistent with the books and records of the applicable Pooled Product, and presents fairly the consolidated financial position of such Pooled Product in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such financial statements and the results of operations and cash flows for the respective periods indicated, except in the case of the interim financial statements which are subject to normal year-end adjustments which in the aggregate are not material. Such financial statements reflect and disclose all material changes in accounting principles and practices adopted by the applicable Pooled Product during the periods covered by each such financial statement. The books of account of each Pooled Product fairly reflect its transactions.

                  (c) There are no special restrictions, consent judgments or orders of any Governmental Authority on, or with regard to, any Pooled Product. Since inception, each Pooled Product has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof, as applicable. Since inception each Pooled Product has been duly registered and in good standing under the laws of each jurisdiction in which such qualification has been necessary, except where the failure to be duly registered and in good standing would not have a Material Adverse Effect.

                  (d) All interests of each Pooled Product were sold pursuant to a valid and effective exemption from registration under the Securities Act and each other Applicable Law and have been duly authorized and are validly issued.

                  (e) All consent solicitation materials to be prepared for use by the Pooled Products in connection with the transactions contemplated by this Agreement at the time such information is provided or used, as then amended or supplemented, in each case, will, insofar as it contains or consists of information supplied by the Company, be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (f) Each Pooled Product has timely filed or will file or cause to be filed on a timely basis all Tax Returns required by Applicable Law to be filed by it on or before the Closing Date, taking into account any extensions of the time within which to file such returns.

                  (g) No facts have come to the attention of the Shareholders that have caused them to believe that any of the representations in this Section
4.19 that would be applicable to Aventine if it were a Pooled Product would be untrue.

                                   ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE PARENT

            Except as set forth in writing in a Schedule delivered to the Shareholders prior to the date hereof, by reference to the appropriate section, subsection or clause hereof, the Parent represents and warrants to the Shareholders as follows:

            Section 5.1. Organization. Each of the Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of the Parent and Newco has the corporate or other requisite power and authority to carry on its business as it is now being or is currently proposed to be conducted, to own or use the properties and assets that it purports to or currently proposes to own or use, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or use of the properties used by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business of Parent or Newco or on the ability of Parent or Newco to complete the transactions contemplated hereby ("Parent Material Adverse Effect"). The charter and by-laws and any amendments thereto of Parent and Newco, complete and correct copies of which are currently in effect, have heretofore been delivered or made available to the Company and each Shareholder, have been filed with or notified to any applicable Governmental Authority in accordance with all statutes, laws, ordinances, rules, public administrative interpretations, regulations, orders, writs, injunctions, directives, judgments, decrees or other requirements of any Governmental Authority applicable to Parent, Newco and their respective properties, assets, officers, directors, employees and agents ("Legal Requirements"). Parent is and will be on the Closing Date the beneficial owner of all of the outstanding capital stock of Newco. None of the Parent Common Stock has been issued in violation of any Applicable Law.

            Section 5.2. Authority; No Violation; Consents.

                  (a) Each of the Parent and Newco has full power, right and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of the Parent and Newco and no other proceedings on the part of the Parent and Newco are necessary to approve this Agreement or such Related Agreements or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and such Related Agreements has been duly and validly executed and delivered by the Parent and Newco. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, each of this Agreement and such Related Agreements constitutes a legal, valid and binding obligation of the Parent and Newco, enforceable against them in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution, delivery and performance of this Agreement or any Related Agreement by Parent or Newco nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Encumbrance upon any of the assets of Parent other than its interests in Newco and the LLC as of the date hereof or as of the Effective Time, as applicable ("Parent Assets") under any of the terms, conditions or provision of (x) the organizational documents of Parent, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Legal Requirement.

                  (c) No material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the consummation by Parent or Newco of the transactions contemplated by this Agreement or any Related Agreement.

            Section 5.3. No Actions, Suits or Proceedings. There is no pending action, suit or proceeding, nor, to the knowledge of the Parent, has any litigation been threatened, against the Parent or any of its subsidiaries, properties, assets, directors, officers or employees before any Governmental Authority or otherwise which, if adversely determined, individually or in the aggregate, would have a Parent Material Adverse Effect, or that questions the validity or legality of this Agreement or any of the Related Agreements or of the transactions contemplated hereby or thereby, or which seeks to prevent the consummation of the transactions contemplated hereby or thereby and there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Parent or any of its Affiliates which, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.4. Financial Statements. The Parent has previously delivered to the Shareholders copies of (i) the audited balance sheets of the Parent on a consolidated basis as of December 31 for the fiscal year 1996 and the related audited statements of income, changes in stockholders' equity and cash flows for the fiscal year 1996, inclusive, together with the related notes thereto, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to the Parent, and (ii) the unaudited balance sheet of the Parent on a consolidated basis as of December 31, 1997, together with related notes thereto (the "Parent Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended (collectively, the statements referred to in clauses (i)-(ii) above being referred to as the "Parent Financial Statements"). The audited balance sheets of the Parent referred to in the previous sentence (including the related notes) fairly present the financial position of the Parent on a consolidated basis as of the dates thereof, and the other Parent Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the results of the operations, cash flows and changes in stockholders' equity of the Parent on a consolidated basis for the respective fiscal periods therein set forth; and each of such statements of the Parent (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. As of the respective dates of such financial statements, Parent had no known liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise), except for liabilities reflected or reserved against in the Parent Balance Sheet.

            Section 5.5. Capitalization; Merger Consideration. As of the date hereof, the Parent has authorized capital stock consisting of (a) 100,000,000 shares of Parent Common Stock, of which 4,495,000 shares are outstanding and 3,558,316 shares are reserved for issuance and (b) 2,000,000 shares of preferred stock, par value $.01 per share, of which 200,000 shares are outstanding. As of the date hereof, the Parent has outstanding options to purchase an aggregate of 360,000 shares of Parent Common Stock. Parent acknowledges that in addition to the foregoing amount, it will deliver 2,880,000 shares (as adjusted) of Parent Common Stock at the Closing against delivery of all Shares and that it will reserve for issuance an aggregate of 1,446,666 shares of Parent Common Stock for potential issuance upon conversion of the Debenture and in connection with
Section 2.8(c). Each outstanding share of Parent Common Stock is, and upon issuance and delivery thereof in accordance with the terms of Section 2.8 hereof each share constituting Merger Consideration or obtainable upon conversion or exercise of Merger Consideration will be, duly and validly authorized and issued, fully paid and nonassessable.

            Section 5.6.  Compliance with Applicable Law.

                  (a) Except for instances of failure that would not have a Parent Material Adverse Effect, the Parent and each employee of the Parent holds, and has at all pertinent times held, all licenses, franchises, permits, qualifications and authorizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of the Parent and the conduct of the business of the Parent and under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to the Parent or any of its assets, properties or operations, and the Parent does not know of any violations of any of the above and has not received notice asserting any such violation. To the Parent's knowledge, all such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

                  (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Parent and its Subsidiaries, no Governmental Authority has initiated any pending proceeding or, to the knowledge of the Parent, any pending investigation into the business or operations of the Parent or any of its officers, directors or employees or, to the knowledge of Parent, any pending proceeding or investigation into the business or operations of the Parent's Subsidiaries. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examination of the Parent.

            Section 5.7. Eligibility. None of the Parent or any "affiliated person" (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. None of the Parent or any "associated person" (as defined in the Advisers Act or the Exchange Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or broker-dealer or as an associated person to a registered investment adviser. None of the Parent or any "affiliated person" (as defined in the Investment Company Act) thereof is subject to a "statutory disqualification" pursuant to Section 3(a)(39) of the Exchange Act.

            Section 5.8. Financial Ability. Parent has sufficient cash or other liquid assets, and on the Closing Date Newco will have, sufficient cash and authorized and unissued shares of Parent Common Stock and Debentures, to consummate the Merger as contemplated by this Agreement.

            Section 5.9. No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Parent or its Affiliates in connection with this Agreement or the transactions contemplated hereby, it being understood and agreed that the fees and costs due to Jeffrey Silver or any of his Affiliates shall be the sole responsibility of the Shareholders.

            Section 5.10. Newco. Except as contemplated pursuant to this Agreement and the Related Agreements, prior to the Closing Date, Newco has not conducted any business or incurred any obligations or liabilities.

                               ARTICLE VI.

                                COVENANTS

            Section 6.1. Conduct of Business. (a) During the period from the date of this Agreement and continuing through the Closing Date, except as required by Applicable Law and disclosed to the Parent, as expressly contemplated or permitted by this Agreement or with the prior written consent of the Parent, the Company shall, and the Company shall cause each Pooled Product to: (i) carry on their respective business in the Ordinary Course of Business consistent with prudent business practice; (ii) use commercially reasonable efforts to preserve its respective present business organization and relationships; (iii) use commercially reasonable efforts to keep available the present services of its employees it deems necessary (it being understood and agreed that the Company (x) shall not be obligated to increase the compensation or benefits of any person or (y) shall not be restricted in terminating the employment of any Person, if such termination is consistent with prudent business practice); (iv) use commercially reasonable efforts to preserve and enhance its assets under management and profitability and the goodwill and relations of its customers and others with whom business relationships exist;
(v) not enter into any business venture, contract, agreement, understanding or any other arrangement, whether written or oral, (except for normal, recurring expenditures incurred in the Ordinary Course of Business) in any amount in excess of $50,000 in respect of any individual arrangement or contract, agreement, understanding or any other arrangement, whether written or oral, with any of the Shareholders or members of their Immediate Family or any Affiliates thereof; (vi) not take or omit any action that would or could result in any of their representations and warranties set forth herein or in any of the Related Agreements being or becoming untrue in any material respect or any of their agreements herein or therein being breached in any material respect; (vii) not take or omit any action if such action or omission would require consent of the Manager under Section 2.2(c) of the LLC Agreement, if the LLC Agreement were in effect at the time of such action or omission; (viii) not amend the certificate of incorporation, by-laws or any similar organizational documents of the Company or any Pooled Product; (ix) not declare or pay any dividend in respect of any of its securities or pay any compensation to any employee if after giving effect thereto the tangible shareholders' equity of the Company would be less than $2,250,000 or the investment of the Company in the Pooled Products would be less than $750,000; (x) not grant, issue or sell any security of which the Company is the issuer; (xi) not effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization of the Company;
(xii) not capitalize any lease obligation of the Company regardless of when such lease obligation was entered into; and (xiii) not enter into any agreement or understanding with respect to any of the foregoing matters.

                  (b) From time to time prior to the Closing Date the Shareholders shall update or cause to be updated each of the Schedules and Annexes to this Agreement required pursuant to Article I or Article IV hereof to reflect changes to the information set forth therein occurring through a date not more than two days prior to the Closing Date. For purposes of determining the accuracy of the representations and warranties of the Shareholders contained in Article IV in order to determine the fulfillment of the condition set forth in Section 7.1(a), the Schedules and Annexes delivered by the Shareholders shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties of the Shareholders contained in
Article IV in order to determine any indemnification obligation of the Shareholders pursuant to Article VIII, the Schedules and Annexes delivered by the Shareholders shall not be deemed to include any information contained in any subsequent supplement or amendment thereto.

                  (c) The Shareholders shall cause the Company to prepare and deliver to the Parent (i) within 15 days after the end of each month after the date hereof and prior to the Closing Date an unaudited balance sheet of the Company and the related unaudited statement of income of the Company, together with notes describing significant differences between the information therein and the requirements of GAAP and (ii) promptly upon receipt thereof and the audit report related thereto, the audited balance sheet and unaudited statements of income, changes in stockholders' equity and cash flows as at and for the year ended December 31, 1997.

            Section 6.2. Advisory Contract Consents and Approvals and Other Actions. As soon as reasonably practicable and in any event by the 10th Business Day following the date hereof, the Shareholders shall cause the Company (a) to inform the general partner or other controlling body of each Pooled Product and the investors in each of the Pooled Products and to inform each other investment advisory client of the transactions contemplated by this Agreement, (b) to request the written consent of the general partner or similar controlling body of each Pooled Product and each other investment advisory client (it being understood and agreed that investors in the Pooled Products are not clients of the Company) to the assignment of their investment advisory agreements deemed to occur as a result of the consummation of such transactions, (c) to use reasonable efforts to obtain such consents and (d) to use reasonable efforts to obtain the consent (which may consist of the failure to object, to the extent permitted by the applicable agreement) of the limited partners of each Pooled Product that is a partnership to the substitution of the LLC for the Company as the general partner of such Pooled Product.

            Section 6.3. Confidentiality and Announcements.

                  (a) None of the parties or any of their respective Affiliates, except as otherwise required by Applicable Law, shall disclose publicly any of the contents hereof other than as required by Section 6.2 or by Applicable Law upon prior notice to the Company or the Parent, as the case may be.

                  (b) The Company and the Parent shall agree with each other on behalf of all the parties as to the form and substance of any press release related to this Agreement and the Related Agreements or the transactions contemplated hereby and thereby, prior to the earlier to occur of the Closing Date or termination of this Agreement pursuant to Section 10.1 hereof; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties if practicable, from making any disclosure which its counsel concludes is required by law.

            Section 6.4. Expenses. Except as provided elsewhere herein, the Shareholders and the Company shall bear the direct and indirect expenses of the Shareholders and the Company, respectively, and the Parent and Newco shall bear the direct and indirect expenses of the Parent and Newco, respectively, incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

            Section 6.5. Release of the Company. At the Closing, each of the Shareholders shall deliver to the Company for the benefit of the LLC, Newco and the Parent a Release (each, a "Release") in the form annexed hereto as Exhibit
6.5 releasing and forever discharging the Company from any and all causes of action, rights or claims that any such person may have had in the past, may now have or may have in the future related to, connected with, or arising out of such Shareholder's status as a stockholder of the Company prior to the Effective Time.

            Section 6.6. Covenants of the Parent. During the period from the date of this Agreement and continuing through the Closing Date, except as required by Applicable Law or with the prior written consent of the Company, the Parent shall not take any action, or fail to take any action, that would, or could reasonably be expected to (i) result in any of the Parent's representations and warranties set forth in this Agreement or any of the Related Agreements being or becoming untrue in any material respect; (ii) result in a material violation of any provision of this Agreement or any of the Related Agreements; or (iii) adversely affect or materially delay the receipt of any of the requisite regulatory approvals.

            Section 6.7. Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, the Company and each of the Shareholders shall afford to the others and their authorized agents and representatives complete access, upon reasonable notice and during normal business hours, to contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such similar aspects of the business of the Company and the Pooled Products as the Parent shall reasonably request or of the business of the Parent as the Shareholders shall reasonably request; provided, however, that such investigations shall be conducted in a manner which does not unreasonably interfere with the other party's normal operations, customers and employee relations. No investigation pursuant to this Section 6.7 or otherwise shall affect or limit the representations and warranties of the Shareholders or the Parent, as the case may be, set forth herein.

            Section 6.8. Regulatory Matters; Third Party Consents. (a) The Company and the Parent shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities and to satisfy all conditions which are necessary to consummate the transactions contemplated by this Agreement (it being understood that the Company shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom the Company is in contractual privity including all investment advisory clients). If any required consent of or waiver by any third party (excluding any Governmental Authority and consents of clients under investment advisory agreements) is not obtained prior to the Closing, the Company and the Shareholders or Newco and the Parent, as the case may be each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek an alternative arrangement to achieve the economic results intended.

            Section 6.9. Insurance. The Company will maintain in effect at least until and including the Closing Date all casualty, public liability and other policies of insurance maintained by the Company on the date hereof, including directors' and officers' and errors and omissions liability policies, relating to the business of the Company, the Operating Sites and the other Company Assets, or will procure comparable replacement policies and maintain such replacement policies in effect at least until and including the Closing Date.

            Section 6.10. Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any representations or warranties made by it in this Agreement or any Related Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, with any of its covenants or agreements in this Agreement or any Related Agreement and any failure of any condition to another party's obligation to complete the transactions contemplated hereby to be satisfied.

            Section 6.11. No Solicitation. Except as permitted herein or contemplated hereby, until the termination of this Agreement pursuant to Section 10.1, none of the Company, the Shareholders or the Company's officers, directors, employees, agents or representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person relating to the possible acquisition of any equity interests in or assets of the Company by any Person other than the Parent and its Affiliates.


            Section 6.12. Registration Rights; Lockup Agreements. *****[This section (approximately one-third of a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]*****


            Section 6.13. Cooperation as to Tax Matters. Each of the Parent, Newco, the Company and the Shareholders shall cooperate with each other in order that the Parent may obtain the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Parent, dated as of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code. In connection therewith, each of the Parent, Newco, the Company and the Shareholders shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP customary representation letters in form and substance reasonably satisfactory to such counsel (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates").

            Section 6.14. Tax Treatment. Each of the Parent, the Company and the Shareholders shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of section 368(a) of the Code.


                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

            Section 7.1. Conditions to the Parent's and Newco's Obligations. The obligations of the Parent and Newco to effect the Merger and the other transactions contemplated hereby shall be subject to the following conditions any one or more of which may be waived in writing by the Parent in whole or in part:

                  (a) Each of the representations and warranties of the Shareholders set forth in this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto shall be true and correct in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 7.1(a) and not for purposes of determining liability under Section 8 hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality, or a Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respects only if the failures of such representations and warranties to be so true, correct and complete without regard to knowledge, materiality, and Material Adverse Effect exceptions do not represent in the aggregate a Material Adverse Effect;

                  (b) The Company and the Shareholders shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto to be performed or complied with by them at or prior to the Closing Date;

                  (c) The Shareholders shall have delivered to the Parent a certificate dated as of the Closing Date, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 7.1;

                  (d) The Company shall have obtained (i) from each of the Pooled Products a written consent and (ii) from the limited partners of each Pooled Product that is a partnership any necessary consent or approval for the substitution of the LLC for the Company as the general partner thereof, each in accordance with Section 6.2 hereof;

                  (e) The LLC shall be registered as an investment adviser under the Advisers Act or the California Corporate Securities Law of 1968 or the staff of the SEC shall have indicated that the LLC may be treated as the successor of the Company for purposes of the Advisers Act and each applicable employee of the Company shall be registered as an investment adviser representative of the LLC under the laws of each state where such registration may be necessary to enable each employee to conduct the former business of the Company through the LLC immediately after the transfer contemplated by Section 3.3 hereof;

                  (f) Each of the Shareholders shall have executed and delivered to the Parent the LLC Agreement and a Release and the Shareholders and the Company shall have terminated the Business Organizational Agreement, dated as of October 1, 1993, between John I. Bloomberg and Daniel P. Wimsatt;

                  (g) Each of the Employment Agreements and Noncompetition Agreements shall be in full force and effect without any breach thereof by the individual party thereto;

                  (h) No requisite regulatory approval shall impose any term, condition or restriction upon the Parent or any of its Affiliates that the Parent reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to the Parent as to render inadvisable in the reasonable good faith judgment of the Parent the consummation of the transactions contemplated hereby;

                  (i) Since December 31, 1997, no event shall have occurred which has had or could reasonably be expected to have, individually or in the aggregate with any other event, a Material Adverse Effect; provided, however, that any decrease in assets under management shall not cause a failure of this condition to be satisfied, it being agreed that decreases in net assets shall be treated in accordance with Section 2.8(a);

                  (j) The Parent shall have received the opinion of counsel to the Company and the Shareholders dated the Closing Date and substantially in the form annexed hereto as Exhibit 7.1(k)(i) and the Parent shall have received the opinion of counsel to the Parent to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Parent, Newco and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                  (k) The Parent shall have received evidence that Daniel P. Wimsatt and Robert M. Poole are insurable with respect to both key-man life insurance and disability insurance policies.

            Section 7.2. Conditions to the Company's and the Shareholders' Obligations. The obligation of the Company and the Shareholders to effect the Merger and the other transactions contemplated hereby shall be subject to the following additional conditions which may be waived in writing by the Company:

                  (a) Each of the representations and warranties of the Parent contained in this Agreement, any Related Agreement or any schedule, Exhibit or Annex hereto or thereto shall be true in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date with the same effect as though made on and as of the Closing Date; provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 7.2(a) and not for purposes of determining liability under Section 8 hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality, or a Parent Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respect only if the failure or failures of such representations and warranties to be so true, correct and complete without regard to knowledge, materiality, and Parent Material Adverse Effect exceptions do not represent in the aggregate a Parent Material Adverse Effect;

                  (b) The Parent and Newco shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto to be performed or complied with by them at or prior to the Closing Date;

                  (c) The Parent shall have delivered to the Shareholders a certificate, dated as of the Closing Date, from an officer of the Parent confirming the satisfaction of the conditions contained in paragraphs (a) and
(b) of this Section 7.2;

                  (d) No requisite regulatory approval shall have imposed any term, condition or restriction upon the LLC that the Company reasonably determines would so materially adversely affect the economic or business benefits to the Shareholders of the transactions contemplated by the Agreement as to render inadvisable in the reasonable good faith judgment of the Company the consummation of the transactions contemplated hereby;

                  (e) The Shareholders shall have received the opinion of counsel to the Parent, dated the Closing Date, substantially in the form annexed hereto as Exhibit 7.2(e) and the Parent shall have received the opinion of counsel to the Parent referred to in Section 7.1(j).

                  (f) Newco and the Manager shall have executed and tendered the LLC Agreement to the Non-Manager Members.

            Section 7.3. Mutual Condition. The obligations of each of the Shareholders and the Company, on the one hand, and the Parent and Newco, on the other hand, to effect the Closing shall be subject to the condition that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, that no proceeding initiated by any Governmental Authority seeking an injunction shall be pending and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.


                                  ARTICLE VIII.

                                 INDEMNIFICATION

            Section 8.1. Obligations of the Shareholders. From and after the Closing Date, the Shareholders hereby agree, severally in proportion to their interests in the Shares immediately prior to the Effective Time, to indemnify, defend and hold harmless the Parent and its employees, officers, partners and other Affiliates (other than the LLC) from and against any and all Losses (other than any Losses for or relating to Taxes, which shall be subject to the provisions of Article IX of this Agreement) which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties of the Shareholders, or any covenant or agreement of the Company or the Shareholders, made in or pursuant to this Agreement or any Related Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (a), no effect shall be given to any qualification regarding knowledge (other than with respect to Section 4.19(g)), materiality, Material Adverse Effect or Parent Material Adverse Effect) and (b) the activities, conduct, business or operation of the Company or any of the Pooled Products prior to the Effective Time, or arising out of facts, events or circumstances regarding the Company or any Pooled Product existing prior to the Effective Time.

            Section 8.2. Obligations of the Parent. From and after the Closing Date, the Parent shall indemnify, defend and hold harmless the Shareholders from and against any Losses which they may suffer, incur, or sustain arising out of, attributable to or resulting from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Parent or Newco in or pursuant to this Agreement or any Related Agreement prior to the Closing (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this Section 8.2, no effect shall be given to any qualification regarding knowledge (other than with respect to Section 5.6(b)) or materiality).

            Section 8.3. Procedure. (a) Notice of Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 15 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

                  (b) Defense. Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the written advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim, or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim insofar as it relates to the Indemnified Party. In such an event, the Indemnifying Party shall pay the fees and disbursements of counsel to the Indemnifying Party or Parties and the Indemnified Party provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel for the Indemnified Parties other than local counsel. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim and the settlement or compromise includes a complete release of the other party or parties hereto) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

                  (c) Settlement. If a settlement offer solely for money damages is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

                  (d) Miscellaneous. The procedures set forth in this Section
8.3 shall not apply to any Tax Claim, which instead shall be resolved in accordance with the procedures set forth in Article IX. The procedures set forth in this Section 8.3 shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim other than a Third Party Claim.

            Section 8.4. Notice of Non-Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnified Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after discovery of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

            Section 8.5. Survival of Indemnity. Any matter as to which a claim has been specifically asserted in writing that is pending or unresolved at the end of any applicable limitation period set forth in Section 10.3 hereof shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved in accordance with this Agreement and any amounts payable hereunder are finally determined and paid.

            Section 8.6. Adjustments to Indemnification Obligations. The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to this Article VIII shall be reduced by an amount equal to any insurance proceeds actually realized and increased by any adverse insurance consequences incurred (such as premium adjustments and other detriments) that affect the overall economic impact of the Losses to the Indemnified Party.

            Section 8.7. Limitation on Indemnification. ****[This section (approximately one page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            Section 8.8. Purchase Price Adjustment. Any indemnification payment required to be made by Parent or the Shareholders pursuant to the terms of this
Article VIII may be made, in whole or in part, at the election of the Indemnified Party ,first through a reduction of the contingent giveback described in Section 2.8(b) or the contingent consideration described in Section 2.8(c), (d) and (e), as the case may be, which the Indemnifying Party was previously entitled to receive. Any indemnification payments made to an Indemnified Party through reduction of the contingent giveback or consideration described in Section 2.8(b), (c), (d) and (e) shall be considered adjustments to the Merger Consideration.

            Section 8.9. Exclusive Remedy. After the Closing the sole and exclusive remedy of any party for any inaccuracy, untruth, violation or breach of any representation, warranty, agreement or obligation made in connection with this Agreement and required to be performed prior to the Closing shall be, subject to Section 11.4 hereof, the indemnification contained in this Article VIII and Article IX.


                                   ARTICLE IX.

                                   TAX MATTERS

            Section 9.1. Tax Cooperation. The Shareholders and the Parent shall each: (a) cooperate in the preparation of any Tax Returns; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax liability of the Company (including, as it may relate to Newco, the Parent or the LLC); (c) make available to the other and to any taxing authority, as reasonably requested, all information, records, and documents relating to any Tax; (d) provide timely notice to the other in writing of any written notice received concerning any pending or threatened audits or assessments relating to any Tax liability of the Company for which the other may have liability pursuant to Section 9.3 hereunder; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any Tax for which the other may have liability pursuant to Section 9.3 hereunder.

            Section 9.2. Tax Returns. The Shareholders shall be responsible for preparing and filing (or causing the preparation and filing of) any Tax Returns required to be filed by the Company as to any period ending on or before the Closing Date. Parent or Newco shall be responsible for preparing and filing (or causing the preparation and filing of) any Tax Returns required to be filed by the Company as to any period beginning on or after the Closing Date. The parties agree with respect to such Tax Returns to determine the income, gain, expenses, losses, deductions, and credits of the Company in a manner consistent with prior practices of the Company and in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period; provided, however, that in all events such Tax Returns shall be prepared in a manner consistent with Applicable Law and without prejudice to the rights of indemnification of any party (other than the LLC) hereunder with respect to any Tax Claim. No amended return may be filed by or on behalf of the Company with respect to any period ending on or prior to the Closing Date without the written consent of the Shareholders and Parent which consent shall not unreasonably delayed or withheld.

            Section 9.3. Liability for Taxes.

                  (a) From and after the Closing Date, the Shareholders (severally, in proportion to their interests in the Shares immediately prior to the Effective Time) shall indemnify the Parent and its Affiliates (other than the LLC), and hold them harmless from and against, any Taxes imposed on the Company (or its successor in interest) for any taxable period of the Company ending on or before the Closing Date; provided that such indemnification shall not apply or extend to any Taxes which are (i) properly reflected as a liability on the financial records of the Company in accordance with prior practice as of the Closing Date or (ii) imposed on the Company (x) due to failure of the Merger to qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code except if such failure results from and is attributable to any knowing misrepresentation by the Shareholders or the Company included in the representation letters provided by the Shareholders or the Company to counsel to the Parent rendering the opinion referred to in Section 7.1(j), or (y) due to any transfer of assets or equity interests undertaken in accordance with the Related Transactions described in Article III of this Agreement except if such imposition results from and is attributable to any knowing misrepresentation by the Shareholders or the Company included in the representation letters provided by the Shareholders or the Company to counsel to the Parent rendering the opinion referred to in Section 7.1(j). For purposes of clause (ii) of this
Section 9.3(a), a breach of a representation will be considered "knowing" only to the extent (a) the party who made the representation had actual knowledge at the time the representation was made that the representation was materially inaccurate and (b) neither Parent nor Newco had knowledge of the facts from which the inaccuracy of the representation arose.

                  (b) To the extent Newco or Parent receives any refund or credit for Taxes previously paid by or on behalf of the Company (other than any refund or credit reflected on the financial records of the Company in accordance with prior practice as of the Closing Date), the benefit of such refund or credit shall be promptly paid to the Shareholders as additional Merger Consideration.

            Section 9.4. Procedures Related to Tax Claims.

                  (a) If any claim for Taxes shall be made by any Taxing Authority against the Company (or its successor in interests) or against the Shareholders in respect of the Company the party receiving such claim shall promptly notify the other parties.

                  (b) If such Tax Claim, if successful, might require the Shareholders to make an indemnity payment pursuant to Section 9.3(a), the Shareholders shall have the sole right (but not the obligation) to control, defend, settle, compromise, or contest in any manner such Tax Claim; provided, however, that (i) the Shareholders shall keep Newco fully informed of any proceedings in connection with such Tax Claim and (ii) Newco shall be entitled to receive copies of all correspondence and documents related to such Tax Claim and may, at its option, observe such proceedings (including any meetings or conferences). No such Tax Claim may be settled by the Shareholders without the consent of Newco, which consent shall not unreasonably be withheld or delayed. Such consent shall not be necessary to the extent the Shareholders have indemnified Newco and Parent with respect to the economic consequences of such settlement. The costs and expenses incurred in contesting any such Tax Claim shall be borne by the Shareholders.

            Section 9.5. Survival of Tax Claims and Section 4.12 Representation. Any Tax Claim to be made pursuant to this Article IX shall survive indefinitely. The representations and warranties made by the Shareholders in Section 4.12 shall not survive the Closing Date.

            Section 9.6. Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article IX shall be the exclusive means by which any party may recover damages from any other party with respect to any claim based on Taxes pertaining to the Company or the tax treatment of the Merger.

            Section 9.7. Payments for Indemnification under Article IX. ****[This section (approximately 17 lines) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****


                                   ARTICLE X.

                              TERMINATION/SURVIVAL

            Section 10.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing as follows:

                        (1) by the mutual written consent of the Parent and the Company;

                        (2) by the Company or by the Parent if it has become reasonably and objectively certain that any of the conditions to such Person's obligation to close the transactions contemplated by this Agreement will not be satisfied on or prior to the date set forth in
      Section 10.1(a)(5) below;

                        (3) by the Company, on the one hand, or by the Parent, on the other hand, if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party, which breach would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under
      Section 7.1(a) (in the case of a breach of representation or warranty by the Company) or Section 7.2(a) (in the case of a breach of representation or warranty by Parent) and which breach by its nature cannot be cured prior to the date set forth in Section 10.1(a)(5) below;

                        (4) by the Company on the one hand, or by the Parent, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Parent or Newco (in the case of termination by the Company) or on the part of the Company or the Shareholders (in the case of termination by the Parent), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of such breach from the other; and

                        (5) at the election of the Parent or the Company, if the Closing Date shall not be on or before March 2, 1998.

            Notwithstanding Section 10.1(a)(2)-(5) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to
Section 10.1(a)(2)-(5).

                  (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 10.2.

            Section 10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except (i) the confidentiality provisions contained in Section 6.4 shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.


            Section 10.3. Survival of Representations and Warranties. Except as provided in Sections 8.5 and 9.5, the respective representations and warranties of the Shareholders and the Parent contained herein and in the certificates of the Shareholders and the Parent to be delivered at the Closing, and the right of any Person to initiate a claim under Article VIII, shall expire and be terminated and extinguished.***** Following the appropriate expiration date for any representation or warranty referred to in the previous sentence, except as provided in Sections 8.5 and 9.5, no party shall have any liability whatsoever with respect to any such referenced representation or warranty or any other claim under Article VIII except with respect to claims previously asserted pursuant to Article VIII or IX hereof.


                                   ARTICLE XI.

                                  MISCELLANEOUS

            Section 11.1. Disputes. Except for requests for injunctive relief, specific performance or enforcement of the award of an arbitrator, all disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held, in the State of New York if a Shareholder has initiated such arbitration or in the State of California if Parent initiates such arbitration, before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with such association's Commercial Arbitration Rules. The award of such arbitrator shall be enforceable in any court having jurisdiction over the parties to such arbitration.

            Section 11.2. Amendments; Extension; Waiver. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by each of the parties hereto: provided, however, that the Company (prior to the Closing) or the Shareholders (after the Closing) may waive in writing the performance by the Parent, Newco or the LLC of any of its representations, warranties, covenants or other agreements and that the Parent may waive in writing the performance by any of the Shareholders or the Company of any of its representations, warranties, covenants or other agreements and that any party may waive any of the conditions to its obligations to close the transactions contemplated hereby.

            Section 11.3. Entire Agreement. This Agreement (including Schedules, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto) and the Related Agreements constitutes the entire understanding and agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

            Section 11.4. Specific Performance; Injunctive Relief. Each party understands and agrees that it will be irreparably damaged in the event this Agreement is not specifically enforced. Each party, therefore, agrees that in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall, except as provided in Section 8.9, be in addition to any other remedy which a party may have.

            Section 11.5. Interpretation. When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "to the knowledge of" a specified Person or terms of similar import, are used in this Agreement, they shall be deemed to be followed by the words "and after due inquiry by the officers of" such Person. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

            Section 11.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 11.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to the Parent or Newco:

                  Asset Alliance Corporation
                  800 Third Avenue
                  New York, New York  10022
                  Telecopy:  (212) 207-8785
                  Attention:  Bruce Lipnick, President

            With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Telecopy:  (212) 735-2000
                  Attention:  Richard T. Prins, Esq.

            If to the Shareholders or the Company:

                  Bricoleur Capital Management LLC
                  8910 University Center Lane
                  San Diego, California 92122
                  Telecopy:  (619)  597-1708
                  Attention:  Daniel P. Wimsatt

            With a copy to:

                  Howard, Rice, Nemerovski, Canady, Falk &
                        Rabkin, A Professional Corporation
                  Three Embarcadero Center, 7th Floor
                  San Francisco, California 94111
                  Telecopy: (415) 399-3041
                  Attention: Mark D. Whatley

            If to the LLC:

                  Bricoleur Capital Management LLC
                  8910 University Center Lane
                  San Diego, California 92122
                  Telecopy:  (619) 597-1708
                  Attention:  Daniel P. Wimsatt

            With a copy to:

                  Asset Alliance Corporation
                  800 Third Avenue
                  New York, New York 10022
                  Telecopy:  (212) 207-8785
                  Attention:  Bruce Lipnick, President

            Section 11.8. Binding Effect; Persons Benefitting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. Without the prior written consent of each of the other parties hereto, this Agreement may not be assigned by any of the parties hereto. Notwithstanding the foregoing, the Parent may assign to any Affiliate of the Parent all or any portion of the Parent's rights hereunder whether prior to or after the Parent exercises such right, provided that in the event of any such assignment such assignee shall be deemed to have all of the rights and obligations of the Parent set forth herein. No assignment shall release the Parent from any liability or obligation under this Agreement

            Section 11.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

            Section 11.10. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            Section 11.11. Jurisdiction. Subject to Section 11.1 hereof, each of the parties hereto agrees to personal jurisdiction in any action brought in any court, federal or state, within the state of California, Delaware or New York having subject matter jurisdiction over matters arising under this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


ASSET ALLIANCE CORPORATION                BRICOLEUR CAPITAL
                                          MANAGEMENT INC.

By: /s/ Bruce H. Lipnick                  By: /s/ Daniel P. Wimsatt
-------------------------------------     --------------------------------------
    Name:  Bruce H. Lipnick                   Name:  Daniel P. Wimsatt
    Title: President and Chief Executive      Title: Chief Operating Officer and
              Officer                                Chief Investment Officer


ASSET ALLIANCE BRICOLEUR                  BRICOLEUR CAPITAL
MERGER CO. INC.                           MANAGEMENT, LLC

By: /s/ Bruce H. Lipnick                 By: /s/ Bruce H. Lipnick
-------------------------------------    ---------------------------------------
    Name:  Bruce H. Lipnick                  Name:  Bruce H. Lipnick
    Title: President and Chief Executive     Title: President and Chief
           Officer                                  Executive Officer


                                         /s/ John I. Bloomberg
                                         ---------------------------------------
                                         John I. Bloomberg

                                         /s/ Robert M. Poole
                                         ---------------------------------------
                                         Robert M. Poole

                                         /s/ Daniel P. Wimsatt
                                         ---------------------------------------
                                         Daniel P. Wimsatt

                                         /s/ Steven A. Brase
                                         ---------------------------------------
                                         Steven A. Brase

                                         /s/ Richard J. Hornbuckle
                                         ---------------------------------------
                                         Richard J. Hornbuckle